Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Talos Energy Inc. (the “Company”), of (i) our reports, each dated September 10, 2020, containing information relating to the estimated reserves of ILX Holdings, LLC and ILX Holdings II, LLC, respectively, in each case as of December 31, 2019, and (ii) all references to our firm or such reports included in the Company’s Current Report on Form 8-K, filed on September 11, 2020.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	Richard B Talley, Jr.
Richard B Talley, Jr., P.E.
Senior Vice President

Houston, Texas

September 11, 2020